Exhibit 99.1

Silk Road Medical Reports First Quarter 2023 Financial Results

SUNNYVALE, Calif., May 9, 2023 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended March 31, 2023.

“2023 is off to a strong start as we execute against our U.S. commercial opportunity, including optimizing and expanding our field presence to meet strong TCAR demand,” said Erica Rogers, CEO of Silk Road Medical. “We also achieved multiple regulatory and product milestones, including the full market release of ENFLATE, our balloon catheter purpose built for TCAR. We continue to execute across our organizational and strategic objectives, setting us up for continued durable growth.”

First Quarter 2023 Financial Results
Revenue for the first quarter of 2023 was $40.1 million, an increase of $12.1 million or 43%, compared to the first quarter of 2022. Growth was driven primarily by growing TCAR adoption.

Gross profit for the first quarter of 2023 was $27.6 million compared to $19.4 million for the first quarter of 2022. Gross margin was 69% for the first quarter of 2023 and 2022. Gross margin in both periods was impacted by production variances.

Operating expenses were $44.5 million for the first quarter of 2023, compared to $35.4 million in the comparable prior year period, which represents an increase of 26%.  The increase was driven by increased headcount in our commercial and R&D organizations, along with continued investments in new and ongoing R&D programs.

Net loss was $16.5 million in the first quarter of 2023, or $0.43 per share, as compared to a loss of $16.7 million, or $0.48 per share, in the corresponding period of the prior year.

Cash, cash equivalents and investments were $204.4 million as of March 31, 2023.

2023 Financial Guidance
Silk Road Medical projects revenue for the full year 2023 to range from $176 million to $184 million, which represents 27% to 33% growth over the Company’s prior year revenue.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, May 9, 2023, to discuss its first quarter 2023 financial results. Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke.

For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including Silk Road Medical’s financial guidance and statements related to the strength of its business and ability to achieve growth. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, future operating results and financial performance; the ability to obtain an adequate supply of materials and components from its third-party suppliers; product development plans and the ability to commercialize new products in a timely manner; plans to conduct further clinical trials; the ability to obtain additional indications or new regulatory approvals or clearances for its products; use of its products by physicians; the ability to grow its commercialization infrastructure; the effect of economic conditions and COVID-19 or similar pandemics on its business; government and third-party payer coverage and reimbursement; success in retaining and recruiting key personnel; and the ability to obtain and maintain intellectual property protection for its products. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2023. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Investor Contact:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenue	$40,131	$28,021
Cost of goods sold	12,526	8,577
Gross profit	27,605	19,444
Operating expenses:
Research and development	10,433	8,123
Selling, general and administrative	34,082	27,275
Total operating expenses	44,515	35,398
Loss from operations	(16,910)	(15,954)
Interest income	2,287	12
Interest expense	(1,693)	(621)
Other income (expense), net	(144)	(116)
Net loss	(16,460)	(16,679)
Other comprehensive loss:
Change in unrealized gain (loss) on investments, net	249	—
Net change in other comprehensive loss	249	—

Net loss and comprehensive loss	$(16,211)	$(16,679)

Net loss per share, basic and diluted	$(0.43)	$(0.48)

Weighted average common shares used to compute net loss per share, basic and diluted	38,532,202	35,023,297

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$50,427	$55,358
Short-term investments	138,640	158,316
Accounts receivable, net	19,956	18,007
Inventories	17,182	19,293
Prepaid expenses and other current assets	4,049	3,924
Total current assets	230,254	254,898
Long-term investments	15,285	—
Property and equipment, net	8,897	9,372
Restricted cash	155	155
Other non-current assets	4,996	5,260
Total assets	$259,587	$269,685
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,272	$2,523
Accrued liabilities	15,598	21,965
Total current liabilities	20,870	24,488
Long-term debt	74,848	74,596
Other liabilities	6,256	6,726
Total liabilities	101,974	105,810
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	39	38
Additional paid-in capital	517,663	507,715
Accumulated other comprehensive income (loss)	83	(166)
Accumulated deficit	(360,172)	(343,712)
Total stockholders' equity	157,613	163,875
Total liabilities and stockholders' equity	$259,587	$269,685